 Exhibit 21.1
Subsidiaries of Mueller Water Products, Inc.

Entity	State of incorporation or organization	Doing business as
Echologics B.V.	Netherlands	N/A
Echologics, LLC	Delaware	Delaware Echologics, LLC
Echologics Delaware, LLC
Echologics of Delaware, LLC
Echologics Pte. Ltd.	Singapore	N/A
Henry Pratt Company, LLC	Delaware	Hydro Gate
Lined Valve Company
Milliken Valve
Henry Pratt International, LLC	Delaware	N/A
James Jones Company, LLC	Delaware	James Jones Company of Delaware, LLC
Jingmen Pratt Valve Co. Ltd.	People's Republic of China	N/A
Mueller Canada Holdings Corp.	Canada	N/A
Mueller Canada Ltd.	Canada	Echologics
Mueller Canada
Mueller Canada Echologics
Mueller Co. International Holdings, LLC	Delaware	N/A
Mueller Co. LLC	Delaware	Mueller Manufacturing Company, LLC
Mueller Company, LLC
Mueller Co. LP
Mueller Co. New York LLC
Mueller Group Co-Issuer, Inc.	Delaware	N/A
Mueller Group, LLC	Delaware	Mueller Flow, LLC
Mueller Group of Delaware, LLC
Mueller International Holdings Limited	United Kingdom	N/A
Mueller International, LLC	Delaware	Mueller International (N.H.)
Mueller Middle East (FZE)	United Arab Emirates
Mueller Property Holdings, LLC	Delaware	N/A
Mueller Service California, Inc.	Delaware	N/A
Mueller Service Co., LLC	Delaware	Mueller Service Co. of Delaware
Mueller Service Co. of Delaware, LLC
Mueller Systems, LLC	Delaware	Mueller Systems of Delaware, LLC
Mueller SV, Ltd.	Canada	Singer Valve
OSP, LLC	Delaware	OSP Properties, LLC
OPS of Delaware, Limited Liability Company
PCA-Echologics Pty Ltd.	Australia	N/A
Singer Valve, LLC	North Carolina	N/A
Singer Valve (Taicang) Co., Ltd.	People's Republic of China	N/A
U.S. Pipe Valve & Hydrant, LLC	Delaware	NA